Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 31, 2019	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, January 31 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2018. Highlights for the quarter are as follows:

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Consolidated net sales increased 9.4% to a second quarter record $349.6 million versus $319.7 million last year. Excluding net sales attributed to the acquisitions of Bantam Bagels, which closed on October 19, 2018, and Omni Baking Company, which closed on November 16, 2018, consolidated net sales increased 7.3%.

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Retail net sales increased 3.9% to $186.3 million. Excluding the net sales contribution of $0.8 million from the Bantam Bagels acquisition, organic net sales increased 3.5% led by shelf-stable dressings and sauces sold under license agreements, caramel dips and frozen garlic bread combined with the benefit of higher pricing. Bantam Bagels net sales were impacted by relatively significant product placement costs and trade spending in support of new and expanding distribution with retailers. Note that all the incremental sales attributed to the Omni Baking Company acquisition are reflected in the Foodservice segment.

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Foodservice net sales increased 16.3% to $163.3 million with organic net sales up a notable 12.2% driven by higher demand from our national chain restaurant accounts; incremental sales resulting from a continuation of supply and service issues for some of our foodservice competitors; and pricing actions we implemented in early January 2018 in response to higher freight and commodity costs. Foodservice net sales attributed to Bantam Bagels totaled $1.9 million. As referenced in our November 19, 2018 press release announcing the Omni Baking Company acquisition, Omni Baking was a long-time supplier of products to our frozen garlic bread operations. As a result of this transaction, for an interim period of approximately two years, we will be a supplier of bread products to an affiliated party of the seller. For the quarter ended December 31, the total net sales attributed to products sold under the interim supply agreement were $3.8 million.

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Consolidated gross profit improved $7.5 million to $91.4 million. The 8.9% increase in gross profit was driven by the organic sales growth, including the benefit from higher pricing, and cost savings generated by our ongoing lean six sigma program partially offset by higher warehousing costs and one-time charges resulting from our decision to discontinue the Marzetti® Simple Harvest® line of refrigerated dips.

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•	SG&A expenses increased $3.5 million to $39.8 million primarily due to transaction expenses incurred for the Bantam Bagels and Omni Baking Company acquisitions and notably higher severance costs.

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The change in fair value of acquisition-related contingent consideration includes the favorable impact of a $9.7 million non-cash reduction to the fair value of the acquisition-related contingent consideration for Angelic Bakehouse, Inc. (“Fair Value Adjustment”) as of December 31, 2018. The entire $9.7 million adjustment is included in the Retail segment results.

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Consolidated operating income increased $14.1 million to $61.2 million. Excluding the Fair Value Adjustment, consolidated operating income increased 9.2% to $51.5 million from the prior year total of $47.1 million while consolidated operating margin was unchanged.

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Excluding the Fair Value Adjustment, Retail segment operating margin declined from 20.8% to 18.8%, reflecting the impact of costs resulting from the discontinuation of our Marzetti Simple Harvest dips, severance costs and increased product placement costs and trade spending to support new and expanding distribution for Bantam Bagels.

•	Foodservice segment operating margin improved from 9.6% to 11.9% driven by the higher sales volumes, a more favorable organic sales mix and higher pricing.

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Net income was $47.9 million, or $1.73 per diluted share, compared to $45.9 million, or $1.67 per diluted share, last year. In the current-year quarter, the Fair Value Adjustment increased net income by $7.4 million, or $.27 per diluted share. The prior-year taxes of only $1.8 million included a one-time benefit of $8.9 million or $.32 per diluted share resulting from the re-measurement of the company’s net deferred tax liability under the Tax Cuts and Jobs Act of 2017 (“Tax Act”).

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The regular quarterly cash dividend paid on December 28, 2018 was $.65 per share, an eight percent increase over last year’s $.60 per share. The company’s balance sheet remained debt free on December 31, 2018 with $194.5 million in cash and equivalents.

For the six months ended December 31, 2018, net sales increased 7.7% to $666.2 million compared to $618.6 million a year ago. Net income for the six-month period totaled $86.9 million, or $3.15 per diluted share, versus the prior-year amount of $75.3 million, or $2.74 per diluted share. The Fair Value Adjustment increased current-year net income by $7.4 million, or $.27 per diluted share. The prior-year net income value includes the one-time benefit of $8.9 million or $.32 per diluted share resulting from the re-measurement of the company’s net deferred tax liability under the Tax Act.

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CEO David A. Ciesinski commented, “We were very pleased to report record sales for our fiscal second quarter driven by organic sales growth of 12.2% in the Foodservice segment and 3.5% in the Retail segment. We are excited to have successfully completed two acquisitions this past quarter with Bantam Bagels providing us an entry into the growing frozen breakfast category and Omni Baking Company offering us much-improved control over the supply and production of our frozen garlic bread products along with future capacity expansion opportunities. While we incurred some acquisition-related expenses during the quarter in addition to some one-time charges in other areas of our business, we continue to make great progress in positioning our business for future growth. Our core strategic initiatives to grow our base business, pursue and achieve supply chain cost savings and selectively identify good-fitting acquisitions will continue to drive us forward. Beyond our successful lean six sigma program, we have other initiatives underway to reduce input costs such as a new transportation management system we began implementing earlier this month and end-of-line automation projects for our major dressing plants.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 31, at 10:00 a.m. ET. You may access a live webcast of the call through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the ability to successfully grow recently acquired businesses;

•	the extent to which recent and future business acquisitions are completed and acceptably integrated;

•	changes in estimates in critical accounting judgments;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	price and product competition;

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•	the reaction of customers or consumers to price increases we may implement;

•	fluctuations in the cost and availability of ingredients and packaging;

•	the impact of customer store brands on our branded retail volumes;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers, distributors and freight transporters;

•	the success and cost of new product development efforts;

•	dependence on key personnel and changes in key personnel;

•	the effect of consolidation of customers within key market channels;

•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the potential for loss of larger programs or key customer relationships;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	efficiencies in plant operations;

•	adequate supply of skilled labor;

•	stability of labor relations;

•	the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;

•	the outcome of any litigation or arbitration;

•	the impact, if any, of certain contingent liabilities associated with our withdrawal from a multiemployer pension plan;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President and CFO, or
Dale N. Ganobsik, Vice President, Investor Relations and Treasurer
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
Net sales	$349,581	$319,665	$666,235	$618,581
Cost of sales	258,189	235,726	493,644	459,167
Gross profit	91,392	83,939	172,591	159,414
Selling, general & administrative expenses	39,842	36,319	71,921	67,130
Change in contingent consideration	(9,605)	505	(9,605)	993
Operating income	61,155	47,115	110,275	91,291
Other, net	1,039	562	2,353	1,070
Income before income taxes	62,194	47,677	112,628	92,361
Taxes based on income	14,287	1,757	25,693	17,055
Net income	$47,907	$45,920	$86,935	$75,306

Net income per common share: (a)
Basic	$1.74	$1.67	$3.16	$2.74
Diluted	$1.73	$1.67	$3.15	$2.74

Cash dividends per common share	$0.65	$0.60	$1.25	$1.15

Weighted average common shares outstanding:
Basic	27,435	27,396	27,429	27,396
Diluted	27,566	27,460	27,540	27,456

(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017
NET SALES
Retail	$186,302	$179,286	$349,050	$341,430
Foodservice	163,279	140,379	317,185	277,151
Total Net Sales	$349,581	$319,665	$666,235	$618,581

OPERATING INCOME
Retail	$44,785	$37,318	$78,733	$70,187
Foodservice	19,405	13,411	38,266	28,101
Corporate Expenses	(3,035)	(3,614)	(6,724)	(6,997)
Total Operating Income	$61,155	$47,115	$110,275	$91,291

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2018	June 30, 2018
ASSETS
Current assets:
Cash and equivalents	$194,531	$205,752
Receivables	72,069	72,960
Inventories	92,327	90,861
Other current assets	6,586	9,304
Total current assets	365,513	378,877
Net property, plant and equipment	215,035	190,813
Other assets	294,910	234,801
Total assets	$875,458	$804,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,891	$57,978
Accrued liabilities	35,965	35,789
Total current liabilities	109,856	93,767
Other noncurrent liabilities and deferred income taxes	60,831	58,442
Shareholders’ equity	704,771	652,282
Total liabilities and shareholders’ equity	$875,458	$804,491
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